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                                                                   EXHIBIT 10.99

                                   AGREEMENT

     This Agreement ("Agreement") is entered into as of December 1, 1997, between CITY NATIONAL BANK, a national banking association, as successor by statutory merger to Riverside National Bank (collectively "CNB"), and INCO HOMES CORPORATION, a California corporation ("Inco").

1.  RECITALS.

    1.1 Inco has requested that CNB sell to the persons or entities identified on Schedule "A", a Loan owed by Inco to CNB pursuant to a Loan Sale Agreement of even date herewith. As of the date hereof and pursuant to such Loan, Inco owes CNB the following sums:

                              Principal             $2,891,000.00
                              Interest                  92,311.11
                                                    -------------

                                       Total        $2,983,311.11

          The purchaser of said Loan is paying a total consideration of $1,750,000.00 to purchase the Loan from CNB. Therefore, the difference between the amount outstanding and owed by Inco pursuant to the Loan and the purchase price for the Loan is the sum of $1,141,000.00 for principal and $64,083.71 for interest for a total of $1,205,083.71. Agreeing to Inco's request will, but for the terms of this Agreement, result in an unrecoverable loss to CNB of said sums.

    1.2 Inco has requested that CNB cancel and terminate all its rights under that certain Warrant to Purchase 250,000 shares of common stock granted by Inco to CNB on July 24, 1996. Said Warrant represents an asset of unknown but valuable worth.

    1.3   In consideration for CNB's agreement to:

          a)  Sell the Loan for a loss of $1,141,000.00 in principal.

          b)  Forgive accrued interest of $92,311.11 with respect to the Loan.

          c) Cancel and terminate all its rights under the Warrant to Purchase 250,000 shares of common stock of Inco.

          Inco has agreed to reimburse CNB for the above-stated loss of principal, under the terms and conditions set forth in this Agreement. Said payment shall be without interest, apart from interest at the rate of fifteen percent (15%) per annum in the event payment is not made within thirty (30) days of its due date.

2.  AGREEMENT

    2.1 Inco agrees to pay CNB, in the aggregate, $1,141,000.00 from the three sources set forth in this section. Said payment shall be without interest apart from interest at the rate of fifteen percent (15%) per annum in the event payment is not made within thirty (30) days of its due date.


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    2.2       PERCENTAGE OF NET PROFITS. Commencing with the fiscal year ending
December 31, 1999 and each fiscal year ending thereafter, Inco shall pay CNB fifteen percent (15%) of its net profits for such fiscal year determined in accord with generally accepted accounting principles.

              Said payment shall be due one-hundred and twenty (120) days after the end of the fiscal year from which it is due.

    2.3 NON-OPERATIONAL INCREASES IN EQUITY. Inco shall, in the event of any increase in its Net Worth, as determined in accord with generally accepted accounting principles from that existing at the end of the fiscal year ended December 31, 1997, which was not derived from retained earnings, pay an amount to CNB as determined herein. Net Worth shall be determined as if no dividends are paid on Inco's common stock or any other equity security and without regard to payments made previously hereunder.

              2.3.1     For the first $3,500,000.00 of such increase: Zero.

              2.3.2     For the next $250,000.00 of such increase: All.

              2.3.3 For any such increase in Net Worth in excess of $5,000,000.00: Ten percent (10%).

    2.4 CONSIDERATION RECEIVED BY SHAREHOLDERS UPON A CHANGE IN CONTROL. Upon any Change in Control Event as hereinafter defined, Inco shall pay CNB an amount determined by the net cash proceeds received by Inco's shareholders as a result of a Change in Control as follows:

              2.4.1     For the first $3,500,000.00 of net proceeds as follows:
Nothing.

              2.4.2     For the next $250,000.00 of net proceeds: All.

              2.4.3     For any such net proceeds in excess of $5,000,000.00:
Ten percent (10%).

              2.4.4 A Change in Control Event shall be any one of the following occurrences:

                        A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act)(a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock of Inco (the "Outstanding Common Stock") or (B) the combined voting power of the then outstanding voting securities of Inco entitled to vote generally in the election of directors (the "Outstanding Voting Securities"); or

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          B) Individuals who, as of the date hereof, constitute the Board (the
"Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the date hereof whose election, or nomination for election by the Inco's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          C) Approval by the shareholders of Inco of a reorganization, merger or consolidation (a "transaction"), unless, following such transaction in each case, (A) more than 80% of, respectively, the then outstanding shares of common stock of the corporation resulting from such transaction and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such transaction and (B) no Person beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such transaction or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; or

          D) Approval by the shareholders of Inco of (A) a complete liquidation or dissolution of Inco or (B) the sale or other disposition of all or substantially all of the assets of Inco, unless such assets are sold to a corporation and following such sale or other disposition, the conditions described in clauses (A) and (B) of paragraph 2.2.3 above are satisfied with respect to the acquiring corporation.

3.  REPORTING REQUIREMENTS.

    Inco shall supply the following reports to CNB:

    3.1  The 10-K report for Inco within ten (10) days of its filing.

    3.2  The 10-Q report for Inco within ten (10) days of its filing.

    3.3 Quarterly sales report for Inco within fifteen (15) days after each quarter-end.

4.  CONDITIONS TO EFFECTIVENESS.

    This Agreement shall become effective upon the payment of the purchase price pursuant to the Loan Sale Agreement of even date herewith.

5.  ARBITRATION.

    5.1 MANDATORY ARBITRATION. At the request of CNB or Inco, any dispute, claim

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or controversy of any kind (whether in contract or tort, statutory or common law, legal or equitable) now existing or hereafter arising between CNB and Inco and in any way arising out of, pertaining to or in connection with: (1) this Agreement, and/or any renewals, extensions, or amendments thereto; (2) any violation of this Agreement; (3) any incidents, omissions, action practices or occurrences arising out of or related to this Agreement causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (4) any aspect of the present or future relationships of the parties, will be resolved through final and binding arbitration before a three-member panel conducted at a location determined by the arbitrators in Los Angeles, California, and administered by the American Arbitration Association ("AAA") in accordance with the California Arbitration Act (Title 9, California Code of Civil Procedure Section 1280 et. seq.) and the then existing Commercial Rules of the AAA. Judgment upon any award rendered by the arbitrators may be entered in any state or federal courts having jurisdiction thereof.

          5.2 POWER AND QUALIFICATIONS OF ARBITRATORS. The arbitrators will give effect to statutes of limitation, waiver and estoppel and other affirmative defenses in determining any claim. Any controversy concerning whether an issue is arbitratable will be determined by the arbitrators. The laws of the State of California will govern. The arbitration award may include equitable and declaratory relief. All arbitrators selected will be required to be a practicing attorney or retired judge licensed to practice law in the State of California and will be required to be experienced and knowledgeable in the substantive laws applicable to the subject matter of the controversy or claim at issue.

          5.3 DISCOVERY. The provisions of California Code of Civil Procedures Section 1283.05 or its successor section(s) are incorporated herein and made a part of this Agreement. Depositions may be taken and discovery may be obtained in any arbitration under this Agreement in accordance with said section(s).

          5.4 MISCELLANEOUS. The arbitrators will determine which is the prevailing party and will include in the award that party's reasonable attorneys' fees and costs (including allocated costs of in-house legal counsel). Each party agrees to keep all controversies and claims and the arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation.

6.        MISCELLANEOUS.

          6.1 CUMULATIVE RIGHTS AND NO WAIVER. Each and every right and remedy granted hereunder or under any other document delivered hereunder or in connection herewith, shall be cumulative, and no one such right or remedy shall be exclusive or any other. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, no shall any single or partial exercise or waiver by any party of any right or remedy preclude any other or future exercise thereof or the exercise of any other right or remedy.

          6.2 APPLICABLE LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted and construed in accordance with the laws of the State of California.

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    6.3       NOTICES. Any notice required or permitted to be given under this
Agreement or any of the documents related hereto shall be given in writing and shall be deemed to have been given when deposited in the United States mail certified return receipt requested, with first class postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall, until further notice given as herein provided, be as follows:

"CNB"                      City National Bank
                           Real Estate Loan Department
                           400 North Roxbury Drive, Eighth Floor
                           Beverly Hills, California 90210-5021
                           Attention: Alisa L. Zells, Vice President

copy to:                   City National Bank
                           Legal Department
                           400 North Roxbury Drive, Fifth Floor
                           Beverly Hills, California 90210-5021
                           Attention: Arthur G. Spence, Associate General Counsel

"Inco"                     Inco Homes Corporation
                           1282 W. Arrow Highway
                           Upland, California  91786
                           Attention:  Ira Norris, President

     6.4 ASSIGNMENTS. The provisions of this Agreement are hereby made applicable to and shall inure to the benefit of such parties, successors and assigns.

    6.5 COUNTERPARTS. The parties may execute this Agreement in two (2) or more counterparts, which shall, in the aggregate, be signed by all of the parties, and each counterpart shall be deemed an original instrument as against the party who has signed it.

    6.6 COMPLETE AGREEMENT. This written Agreement is intended by CNB and the Buyer as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement on the subject dealt with herein.

"CNB"                                  City National Bank, a
                                       national banking association


                                       By:
                                              ----------------------------------
                                              Alisa L. Zells, Vice President


"Inco"                                 Inco Homes Corporation


                                       By:    /s/ Ira Norris
                                              ----------------------------------
                                              Ira Norris, President

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